                                                                    Exhibit 12.1
                                                                    ------------

                                                        Three Months Ended
                                                        ------------------
                                                              March 31,
                                                              ---------
                                                      2001               2000
                                                      ----               ----
DETERMINATION OF RATIO OF EARNINGS TO
-------------------------------------
   FIXED CHARGES:
   -------------
Loss before benefit for income taxes                     $  344               ($442)

Fixed charges

     Amortization of deferred financing costs               239                 339
     Interest expense                                     5,155               5,061
                                                  --------------    ----------------
Earnings before fixed charges                             5,738               4,958



Fixed charges

     Amortization of deferred financing costs               239                 339
     Interest expense                                     5,155               5,061
                                                  --------------    ----------------
Total fixed charges                                       5,394               5,400



Ratio of earnings to fixed charges                        1.06X               0.92X
                                                  ==============    ================